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                                                                    EXHIBIT 5(a)

                      NUVEEN FLAGSHIP MULTISTATE TRUST II
                      -----------------------------------

                  RENEWAL OF INVESTMENT MANAGEMENT AGREEMENT
                  ------------------------------------------


This Agreement made this 20th day of May, 1997 by and between Nuveen Flagship Multistate Trust II, a Massachusetts business trust ( the "Fund"), and Nuveen Advisory Corp., a Delaware corporation (the "Adviser");

WHEREAS, the parties hereto are the contracting parties under that certain Investment Management Agreement (the "Agreement") pursuant to which the Adviser furnishes investment management and other services to the Fund; and

WHEREAS, the Agreement terminates August 1, 1997 unless continued in the manner required by the Investment Company Act of 1940; and

WHEREAS, the Board of Trustees, at a meeting called for the purpose of reviewing the Agreement, have approved the Agreement and its continuance until August 1, 1998 in the manner required by the Investment Company Act of 1940.

NOW THEREFORE, in consideration of the mutual covenants contained in the Agreement the parties hereto do hereby continue the Agreement in effect until August 1, 1998 and ratify and confirm the Agreement in all respects.


                                     NUVEEN FLAGSHIP MULTISTATE TRUST II


                                     By:  /s/ Gifford R. Zimmerman
                                        ---------------------------------
                                          Vice President
ATTEST:

    /s/ Karen L. Healy
---------------------------
    Assistant Secretary


                                     NUVEEN ADVISORY CORP.


                                     By:  /s/ J. Thomas Futrell
                                        ---------------------------------
                                          Vice President


ATTEST:


    /s/ Larry Martin
---------------------------
    Assistant Secretary